                                                                     Exhibit 2.2


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            SCOVILL HOLDINGS INC.

                                       AND

                            SCOVILL FASTENERS INC.

                                 August 3, 2001

                                TABLE OF CONTENTS

                                                                                Page


   ARTICLE I   CERTAIN DEFINITIONS...........................................    1

   ARTICLE II   THE MERGER...................................................    2
   2.1.  The Merger..........................................................    2
   2.2.  Effective Time of the Merger........................................    3
   2.3.  Effects of the Merger...............................................    3
   2.4.  Closing.............................................................    3
   2.5.  Certificate of Incorporation........................................    3
   2.6.  By-Laws.............................................................    3
   2.7.  Directors...........................................................    3
   2.8.  Officers............................................................    3
   2.9.  U.S. Federal Income Tax Treatment...................................    3

   ARTICLE III   CONVERSION OF SECURITIES....................................    4
   3.1.  Effect of the Merger on Capital Stock...............................    4
   3.2.  No Further Ownership Rights in Holdings Common Stock................    4
   3.3.  No Fractional Shares of Fasteners Common Stock......................    4
   3.4.  Lost Certificates...................................................    4
   3.5.  Further Assurances..................................................    5
   3.6.  Stock Transfer Books................................................    5

   ARTICLE IV   GENERAL PROVISIONS...........................................    5
   4.1.  Termination.........................................................    5
   4.2.  Counterparts........................................................    5
   4.3.  Entire Agreement....................................................    5
   4.4.  Governing Law.......................................................    6
   4.5.  Severability........................................................    6
   4.6.  Assignment..........................................................    6

            This Agreement and Plan of Merger, dated as of August 3, 2001 (this "Agreement"), by and between Scovill Holdings Inc., a Delaware corporation ("Holdings") and Scovill Fasteners Inc., a Delaware corporation ("Fasteners").

                                   WITNESSETH:

            WHEREAS, Holdings and Fasteners desire to restructure certain indebtedness evidenced by Fasteners' outstanding 11 1/4% Senior Notes due 2007 (the "Old Notes"), and in connection therewith are entering into the Exchange Agreement and certain other related agreements dated as of the date hereof (the "Transaction") pursuant to which Fasteners will issue certain new bonds of Fasteners and Fasteners Common Stock in exchange for the Old Notes (the "Exchange");

            WHEREAS, Fasteners is a wholly owned subsidiary of Holdings and the Board of Directors of Holdings has approved and deemed it advisable and in the best interest of Holdings and its stockholders to consummate the merger of Holdings with and into Fasteners upon the terms and subject to the conditions set forth herein; and

            WHEREAS, it is intended for U.S. federal income tax purposes that the Merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

   ARTICLE I

                               CERTAIN DEFINITIONS

            As used in this Agreement, the following terms shall have the respective meanings set forth below:

            "Agreement" shall have the meaning set forth in the preamble.

            "Amended and Restated Certificate of Incorporation" shall have the meaning set forth in Section 2.5.

            "Certificate of Ownership and Merger" shall have the meaning set forth in Section 2.2.

            "Closing" shall have the meaning set forth in Section 2.4.

            "Closing Date" shall have the meaning set forth in Section 2.4.

            "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

            "DGCL" means the Delaware General Corporation Law.

            "Effective Time" shall have the meaning set forth in Section 2.2.

            "Exchange" shall have the meaning set forth in the preamble.

            "Exchange Agreement" means the Exchange Agreement dated as of August 3, 2001 entered into by Holdings, Fasteners, Saratoga and Greenwich and the other noteholders listed on Exhibit A thereto.

            "Fasteners" shall have the meaning set forth in the preamble.

            "Fasteners Common Stock" means common stock, par value $0.01 per share, of Fasteners.

            "Greenwich" means, collectively, GSC Recovery II, L.P., GSCP Recovery (US) L.L.C., Unione Italiana (U.K.) Reinsurance Company, Limited and Greenwich Street Capital Partners II, L.P.

            "Holdings" shall have the meaning set forth in the preamble.

            "Holdings Certificate" shall have the meaning set forth in Section 3.1(b).

            "Holdings Common Stock" means common stock, par value $0.0001 per share, of Holdings.

            "Merger" shall have the meaning set forth in Section 2.1.

            "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

            "Old Notes" shall have the meaning set forth in the preamble.

            "Saratoga" means, collectively, Saratoga Partners III, L.P., Saratoga Partners III, C.V. and Saratoga Management Company, LLC.

            "Surviving Corporation" shall have the meaning set forth in Section 2.1.

            "Transaction" shall have the meaning set forth in the preamble.

                                   ARTICLE II
                                   THE MERGER

            2.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Holdings shall be merged (the "Merger") with and into Fasteners, with Fasteners as the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of Holdings shall thereupon cease.

            2.2. Effective Time of the Merger. The Merger shall become effective as set forth in a properly executed certificate of ownership and merger duly filed with the Secretary of State of the State of Delaware (the "Certificate of Ownership and Merger"), which filing shall be made on the Closing Date. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Ownership and Merger.

            2.3. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Holdings shall vest in the Surviving Corporation, and all debts, liabilities and duties of Holdings shall become the debts, liabilities and duties of the Surviving Corporation.

            2.4. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York simultaneously with the closing of the Exchange contemplated by Article 2 of the Exchange Agreement, unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date").

            2.5. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Amended and Restated Certificate of Incorporation of Fasteners, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

            2.6. By-Laws. The by-laws of Fasteners as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            2.7. Directors. The directors of Fasteners at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors shall have been duly elected and qualified, as the case may be.

            2.8. Officers. The officers of Fasteners immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors shall have been duly elected and qualified, as the case may be.

            2.9. U.S. Federal Income Tax Treatment. The parties hereto (i) agree that it is their intention that the Merger contemplated hereby qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code pursuant to which no gain or loss is recognized and (ii) hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

                                   ARTICLE III

                            CONVERSION OF SECURITIES

            3.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Holdings:

            (a) Subject to Section 3.3, each outstanding share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Fasteners Common Stock (the "Merger Consideration"), as set forth on Schedule 3.1(a) hereto. All of the shares of Fasteners Common Stock to be issued as the Merger Consideration shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All shares of Holdings Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Holdings Common Stock (a "Holdings Certificate") shall thereafter cease to have any rights with respect to such shares of Holdings Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor in accordance with this Article III upon the surrender of such Holdings Certificate. Fasteners shall, after the Effective Time, deliver the Merger Consideration to the holders of Holdings Certificates as set forth on
Schedule 3.1(a).

            (b) All shares of Fasteners capital stock which are held by Holdings immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist.

            (c) All other shares of capital stock of Holdings that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

            3.2. No Further Ownership Rights in Holdings Common Stock. All shares of Fasteners Common Stock issued upon conversion of shares of Holdings Common Stock in accordance with the terms of this Article III shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Holdings Common Stock.

            3.3. No Fractional Shares of Fasteners Common Stock. No certificates or scrip or shares of Fasteners Common Stock representing fractional shares of Fasteners Common Stock shall be issued upon the surrender for exchange of Holdings Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Fasteners or a holder of shares of Fasteners Common Stock.

            3.4. Lost Certificates. If any Holdings Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Holdings Certificate to be lost, stolen or destroyed and, if required by Fasteners, the posting by such Person of a bond in such reasonable amount as Fasteners may direct as indemnity against any claim that may be made against it with respect to such Holdings Certificate, following the Effective Time Fasteners will deliver in exchange for such lost, stolen or destroyed Holdings

Certificate the Merger Consideration with respect to the shares of Holdings Common Stock formerly represented thereby, pursuant to this Agreement.

            3.5. Further Assurances. At any time and from time to time upon and after the Effective Time, as and when required or deemed desirable by the Surviving Corporation or its successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of each of Holdings and Fasteners, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of each of Holdings and Fasteners, such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, conform of record, or otherwise confirm the Surviving Corporation's (or its successors' or assigns') right, title, and interest in kind to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each of Holdings and Fasteners held immediately prior to the Effective Time, and otherwise to carry out and effect the intent and purposes of this Agreement and the Merger. The officers and directors of the Surviving Corporation (or its successors or assigns), and each of them, upon and after the Effective Time, are and shall be fully authorized, in the name and on behalf of each of Holdings and Fasteners, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.

            3.6. Stock Transfer Books. The stock transfer books of Holdings shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Holdings Common Stock thereafter on the records of Holdings. On or after the Effective Time, any Holdings Certificates presented to Fasteners or the Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Holdings Common Stock formerly represented thereby pursuant to the terms of this Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

            4.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by mutual consent of the parties hereto.

            4.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            4.3. Entire Agreement. This Agreement and the schedules hereto and the other agreements and instruments of the parties delivered in connection herewith and in connection with the Transaction constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            4.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

            4.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            4.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Holdings and Fasteners have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                             SCOVILL HOLDINGS INC.


                                             By: /s/ John H. Champagne
                                                 ------------------------------
                                                 Name:  John H. Champagne
                                                 Title: Chief Executive Officer



                                             SCOVILL FASTENERS INC.


                                             By: /s/ John H. Champagne
                                                 ------------------------------
                                                 Name:  John H. Champagne
                                                 Title: Chief Executive Officer

                                                                 SCHEDULE 3.1(a)



                    Effect of the Merger on Capital Stock




                                      Number of shares of       Number of shares
                                        Holdings Common        of Fasteners Common
 Holders of Holdings                       Stock to be            Stock to be
 Common Stock                               cancelled              issued
 -------------------                  ------------------       -------------------

Saratoga Partners III, L.P.                4,269,172              4,269,172
Saratoga Partners III, C.V.                  641,828                641,828
Moore Global Investments, LTD              1,148,000              1,148,000
Remington Investment Strategies, L.P.        252,000                252,000
WLD Partners, LTD                            800,000                800,000
Brown University Third Century Fund          200,000                200,000
Co-Investment Partners, L.P.               2,000,000              2,000,000
SF Funding Company LLC                       490,053                490,053